Exhibit 16.2

July 27, 2010

United States Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

On July 27, 2010, we were notified of our dismissal as the independent registered public accountants for Aspen Exploration Corporation.

We have been furnished with a copy of the disclosures included in Item 4.01 of the Form 8-K to be filed by Aspen Exploration Corporation and we agree with the statements made in those disclosures insofar as they relate to our Firm. We have not been requested to, nor are providing any representations related to the other disclosures included in this Form 8-K.

Eide Bailly LLP